EXHIBIT 15(a)

LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

April 25, 2008

The Bear Stearns Companies Inc.

383 Madison Avenue

New York, NY 10179

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of The Bear Stearns Companies Inc. and subsidiaries (the “Company”) for the three-month periods ended February 29, 2008 and February 28, 2007, and have issued our report dated April 14, 2008 (which report included explanatory paragraphs referring to substantial doubt about the Company’s ability to continue as a going concern, and the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, is being incorporated by reference in JPMorgan Chase & Co.’s Amendment No. 2 to the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on or about April 25, 2008.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York